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                                                                    EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                               GUITAR CENTER, INC.

                            Before Payment of Capital


          Pursuant to Section 241 of Title 8 of the Delaware Code of 1953, as amended,

          I, the undersigned, being the Sole Incorporator of Guitar Center, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DO HEREBY CERTIFY:

          FIRST: That at a meeting of the Sole Incorporator of Guitar Center, Inc., duly held and convened, resolutions were adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation and declaring said amendment advisable.

          "RESOLVED, that the Certificate of Incorporation of the Corporation be, and it hereby is, amended by changing Article IV, Subpart B, 8% Junior Preferred Stock, Section 1 and Section 7 thereof as follows:

          Section 1 of Subpart B shall read as follows:

          `1.  NUMBER AND DESIGNATION.   1,765,000 shares of the Preferred
Stock of the Corporation shall be designated as 8% Junior Preferred Stock, par value $.01 (the "Junior Preferred Stock").'

          Section 7 of Subpart B shall read as follows:

          `7.  CONVERSION UPON AN INITIAL PUBLIC OFFERING.

               a. In the event the Corporation intends to consummate an Initial Public Offering, the holders of at least sixty percent (60%) of all shares of Junior Preferred Stock may demand (which demand shall be binding upon all holders of Junior Preferred Stock) that the Corporation convert all or any portion of the shares of Junior Preferred Stock then outstanding into Common Stock, such conversion to occur automatically upon the closing of an Initial Public Offering. The Corporation shall notify the holders of Junior Preferred Stock, not less than 20 nor more than 60 days prior to the filing of a "red herring" preliminary prospectus intended to be distributed publicly to commence marketing of its common stock, of its intention to consummate an Initial Public Offering. The requisite

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holders of Junior Preferred Stock must demand conversion within 10 days after delivery of the Corporation's notice (or within such longer period permitted by the Corporation and set forth in the Corporation's notice). In the event that less than all outstanding shares of Junior Preferred Stock are being converted, the shares to be converted shall be selected pro rata (with any fractional shares being rounded to the nearest whole share) according to the number of whole shares held by each holder of the Junior Preferred Stock.
Each share of Junior Preferred Stock being converted shall convert into such number of shares of Common Stock as is equal to the Junior Preferred Liquidation Value per share, plus accrued and unpaid dividends to the date of conversion, without interest, divided by the offering price of a share of Common Stock in the Initial Public Offering, with any fractional shares being redeemed by the Corporation for cash.

               b. In the case of a conversion pursuant to Section 7(a) of Subpart B hereof, from and after the conversion date, dividends on such shares of Junior Preferred Stock as the holder elects to cause the Corporation to convert shall cease to accrue, and all rights of the holders thereof as holders of Junior Preferred Stock shall cease. Upon surrender in accordance with said notice of the certificates for any shares so converted (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such share shall be converted by the Corporation in accordance with the provisions of this
Section 7. In case fewer than all the shares represented by any such certificate are converted, a new certificate shall be issued representing the unconverted shares without cost to the holder thereof.'"

          SECOND: That no part of the capital of said corporation having been paid, this certificate is filed pursuant to Section 241 of Title 8 of the Delaware Code, as amended.

          IN WITNESS WHEREOF, I have duly executed this Certificate of Amendment this __ day of October, 1996.





                              _______________________________
                              Bruce L. Ross,
                              Incorporator